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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                        LUMINENT MORTGAGE CAPITAL, INC.
                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)


                                    550278303
                                 (CUSIP Number)

                               DECEMBER 31, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [_]       Rule 13d-1(b)
        [X]       Rule 13d-1(c)
        [_]       Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

CUSIP No. 550278303                                              Page 1 of 12
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Reservoir Master Fund, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       -0-
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    -0-
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

CUSIP No. 550278303                                              Page 2 of 12
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        RMF GP, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       -0-
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    -0-
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
--------------------------------------------------------------------------------

CUSIP No. 550278303                                              Page 3 of 12
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Reservoir PCA Fund (Cayman), L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        The Cayman Islands
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       -0-
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    -0-
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

CUSIP No. 550278303                                              Page 4 of 12
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Reservoir Capital Group, L.L.C.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       -0-
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    -0-
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
--------------------------------------------------------------------------------

CUSIP No. 550278303                                              Page 5 of 12
                                  Schedule 13G

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        RCGM, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       -0-
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    -0-
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
--------------------------------------------------------------------------------

CUSIP No. 550278303                                              Page 6 of 12
                                  Schedule 13G

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1       NAMES OF REPORTING PERSON
        S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Daniel Stern
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (SEE INSTRUCTIONS)                                      (a)   [_]
                                                                (b)   [X]
--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

             NUMBER OF                       -0-
                                     -------------------------------------------
        SHARES BENEFICIALLY          6       SHARED VOTING POWER

             OWNED BY                        -0-
                                     -------------------------------------------
               EACH                  7       SOLE DISPOSITIVE POWER

         REPORTING PERSON                    -0-
                                     -------------------------------------------
                                     8       SHARED DISPOSITIVE POWER

                                             -0-
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        -0-
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

CUSIP No. 550278303                                              Page 7 of 12
                                  Schedule 13G


          This Amendment No. 1 to Schedule 13G is filed by the undersigned to amend and restate in its entirety the Schedule 13G, dated December 13, 2005, filed by Reservoir Master Fund, L.P., a Delaware limited partnership ("RESERVOIR"), RMF GP, LLC, a Delaware limited liability company ("RMF GP"), Reservoir PCA Fund, L.P., a Delaware limited partnership ("RESERVOIR PCA"), Reservoir Capital Group, L.L.C., a Delaware limited liability company
("RESERVOIR CAPITAL") and RCGM, LLC, a Delaware limited liability company ("RCGM"), with respect to the shares of Common Stock, $.001 par value per share, of Luminent Mortgage Capital, Inc. Reservoir PCA was dissolved on December 28, 2006. Prior to such dissolution, Reservoir PCA's limited partners contributed their limited partnership interests in Reservoir PCA into Reservoir PCA Fund (Cayman), L.P., a Cayman Islands limited partnership ("RESERVOIR CAYMAN"), in exchange for limited partnership interests in Reservoir Cayman. The assets of Reservoir PCA (including its membership interest in RMF GP and its limited partnership interest in Reservoir) were distributed to Reservoir Cayman.

Item 1.   (a)   NAME OF ISSUER

                Luminent Mortgage Capital, Inc. (the "Company").

          (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                One Market, Spear Tower, 30th Floor, San Francisco, California 94105.

Item 2.   (a)   NAMES OF PERSONS FILING

                This Statement is being filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

                (i)   Reservoir, a Delaware limited partnership;

                (ii) RMF GP, a Delaware limited liability company and the general partner of Reservoir;

                (iii) Reservoir  Cayman,  a Cayman Islands limited  partnership and the sole member of RMF GP;

                (iv) Reservoir Capital, a Delaware limited liability company and the general partner of Reservoir Cayman;

                (v) RCGM, a Delaware limited liability company and the managing member of Reservoir Capital; and

                (vi) Mr. Daniel Stern, the senior managing member of RCGM ("Mr. Stern").

          (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE

                The address of the principal business offices of each of the Reporting Persons is c/o Reservoir Capital Group, L.L.C. 650 Madison Avenue, 26th Floor, New York, NY 10022.

CUSIP No. 550278303                                              Page 8 of 12
                                  Schedule 13G


          (c)   CITIZENSHIP

                (i)   Reservoir - a Delaware limited partnership

                (ii)  RMF GP - a Delaware limited liability company

                (iii) Reservoir Cayman - a Cayman Islands limited partnership

                (iv)  Reservoir Capital - a Delaware limited liability company

                (v)   RCGM - a Delaware limited liability company

                (vi)  Mr. Stern - a citizen of the United States of America

          (d)   TITLE OF CLASS OF SECURITIES

                Common Stock, par value $0.001 per share (the "Common Stock" or "Shares")

          (e)   CUSIP NUMBER

                550278303

Item 3.   None of the Reporting Persons is a person specified in Rule 13d-1(b).

Item 4.   OWNERSHIP.

          (a)   AMOUNT BENEFICIALLY OWNED:  -0-

          (b)   PERCENTAGE OWNED: -0%-

          (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (i)   Sole power to vote or direct the vote: -0-

                (ii)  Shared power to vote or direct the vote: -0-

                (iii) Sole power to dispose of or direct the
                      disposition of:  -0-

                (iv) Shared power to dispose of or direct the disposition of: -0-

CUSIP No. 550278303                                              Page 9 of 12
                                  Schedule 13G


Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

Item 10.  CERTIFICATION

          (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

          By signing below, each Reporting Person certifies that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP No. 550278303                                             Page 10 of 12
                                  Schedule 13G


                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated as of January 30, 2007

                           RESERVOIR MASTER FUND, L.P.

                           By:     RMF GP, LLC, itsGeneral Partner


                           By:     /s/ Daniel Stern
                                   ------------------------------------------
                                   Name:  Daniel Stern
                                   Title: Chairman & Chief Executive Officer



                           RMF GP, LLC


                           By:     /s/ Daniel Stern
                                   ------------------------------------------
                                   Name:  Daniel Stern
                                   Title: Chairman & Chief Executive Officer



                           RESERVOIR PCA FUND (CAYMAN), L.P.

                           By:     Reservoir Capital Group, L.L.C.,
                                   its General Partner


                           By:     /s/ Daniel Stern
                                   ------------------------------------------
                                   Name:  Daniel Stern
                                   Title: Chairman & Chief Executive Officer

CUSIP No. 550278303                                             Page 11 of 12
                                  Schedule 13G



                           RESERVOIR CAPITAL GROUP, L.L.C.


                           By:     /s/ Daniel Stern
                                   ------------------------------------------
                                   Name:  Daniel Stern
                                   Title: Chairman & Chief Executive Officer



                           RCGM, LLC


                           By:     /s/ Daniel Stern
                                   ------------------------------------------
                                   Name:  Daniel Stern
                                   Title: Chairman & Chief Executive Officer




                           /s/ Daniel Stern
                           ---------------------------------------------------
                           Daniel Stern

CUSIP No. 550278303                                             Page 12 of 12
                                  Schedule 13G


                                 EXHIBIT INDEX


Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.